Exhibit 99.1
[CCA letterhead]
March 14, 2008
Dear (Customer),
As our Executive Vice President and General Counsel Gus A. Puryear faces a highly publicized federal judicial nomination, both TIME magazine (March 13, 2008) and The Tennessean (March 14, 2008) published articles questioning the integrity of CCA’s quality assurance program which he oversees. The articles suggest that CCA under-reported and re-classified incidents in order to surreptitiously produce misleading and inaccurate records of incidents at our facilities.
The articles — apparently based on the claims of a former disgruntled employee, and fueled by a former CCA inmate who is employed by an anti-private prison group (Private Corrections Institute) — paint a misleading and inaccurate picture of CCA’s quality assurance process and Mr. Puryear’s role in it. As you are aware, your own contract monitors, many of whom operate on site in our facilities, are made aware of incidents immediately as they occur. Your own corrections department has full access to facility reports, and your agency conducts its own audits. Furthermore, CCA’s quality assurance process serves as an instrument that assesses our performance and analyzes our internal processes; it is not the means by which customers are informed of incidents. CCA responds directly according to the terms of our contract, which generally mandate notification to the contract monitor as well as detailed record-keeping through established facility incident reporting mechanisms.
As CCA’s Senior Vice President of Quality Assurance, I personally have overseen our quality assurance process for more than three years. Having served as CCA’s Chief Operating Officer, and as the former Director of the Federal Bureau of Prisons, and supported by the expertise of veteran correctional professional Rick Seiter, Executive Vice President and Chief Corrections Officer, we offer correctional knowledge and expertise that enhance our collaborative work with our government partners, CCA facility management and contract monitors in each CCA facility to help ensure constancy in our daily operations.
CCA operates with integrity in our relationships with our government partners, the financial community, the media, our employees and the citizens in the communities where we operate. Though both publications were provided with thorough and accurate information about CCA’s quality assurance process and related details on our policy on and prevention of zero-tolerance incidents, such information was framed in a negative and unbalanced way that seeks to undermine our time-tested image and well-earned reputation. These articles also indirectly — and mistakenly — suggest that our customers are not providing their own level of expected monitoring of our facilities. Such an assertion is an affront to the professionalism of partnering systems and the diligence of your staff.
CCA remains committed to openness and transparency with our customers and the greater public. We stand by our strong — and accurate — record. Further, I am personally willing to stake my 37 years of correctional experience and reputation as a corrections professional on the integrity of our work. We believe in the accuracy of our records, the professionalism of our employees and the quality of services we provide in partnership with our customers. Our president and CEO, John Ferguson, Rick Seiter and I avail ourselves to you at any time should you have questions or seek further information from CCA. You may contact me at (615) 263-3000.
Sincerely,
Mike Quinlan
Senior Vice President